UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 15, 2012

MeetMe, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Union Square Drive New Hope, Pennsylvania	18938
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 862-1162

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2012, the Board of Directors of MeetMe, Inc. (the “Company”) adopted the 2012 Management Bonus Plan (the “Bonus Plan”).  The Bonus Plan was established to promote the interests of the Company by creating an incentive program to (i) attract and retain key employees who will strive for excellence, and (ii) motivate those individuals to set and achieve above-average objectives by providing them with rewards for contributions to the financial performance of the Company. The Bonus Plan will be administered by the Company’s Compensation Committee (the “Committee”).

The individual bonus awards payable to the participants in the Bonus Plan for a plan year shall be based on criteria determined by the Committee.  It is anticipated that the criteria shall include (i) the Company’s achievement of specified revenue goals determined by the Committee in its sole discretion, (ii) the Company’s achievement of specified adjusted EBITDA goals determined by the Committee in its sole discretion, (iii) the Company’s achievement of budgetary targets determined by the Committee in its sole discretion, and (iv) the achievement of specified individual pre-established goals for each participant.  The Committee shall determine the amounts and relative weighting of the goals in its sole discretion.

The foregoing description of the Bonus Plan does not purport to be complete and is qualified in its entirety by the plan adopted by the Company, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	2012 Management Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEETME, INC.

Date: August 21, 2012	By:	/s/ Michael Matte
	Name:	Michael Matte
	Title:	Chief Financial Officer